Exhibit 10.1

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

CITIZENS TRUST BANK

Effective July 1, 2008

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”) is effective as of July 1, 2008.  This Plan formalizes the agreements by and between CITIZENS TRUST BANK (the “Bank”), a bank organized and existing under the laws of the State of Georgia, and certain key employees, hereinafter referred to as “Executive(s)”, who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Supplemental Executive Retirement Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank. This Plan replaces the individual Executive Supplemental Retirement Plan Agreements and Executive Indexed Salary Continuation Plan Agreements between the Bank (or First Southern Bank, which merged into the Bank) and Executives.  The Plan is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under such Section.  Any reference herein to the “Company” shall mean CITIZENS BANCSHARES CORPORATION.  The Company shall be a signatory to this Plan for the purpose of guaranteeing the Bank’s performance hereunder and for purposes of acknowledging its potential obligation under Section 3.4(c) hereof.

W I T N E S S E T H :

WHEREAS, Executives are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank (or First Southern Bank) and some Executives who are eligible to participate in the Plan previously entered into either an Executive Supplemental Retirement Plan Agreement or an Executive Indexed Salary Continuation Plan Agreement pursuant to which the Bank (or First Southern Bank) offered Executive an “indexed retirement benefit” (collectively, such agreements are referred to as an “Indexed Retirement Plan”); and

WHEREAS, in addition to the Indexed Retirement Plan, the Bank (or First Southern Bank) also entered into a Life Insurance Endorsement Method Split Dollar Plan Agreement (a “Split Dollar Agreement”) with certain of the Executives who are eligible to participate herein; and

WHEREAS, Executives have had to recognize and will continue to recognize and pay taxes on annually increasing income every year for as long as Executives live and while the Split Dollar Agreements are in effect; and

WHEREAS, although the Bank is required to administer the Split Dollar Agreements for as long as they are in effect, the accounting treatment of endorsement split dollar policies changed, effective December 15, 2007, and as a result, the Bank desires to terminate the Split Dollar Agreements; and

WHEREAS, the Bank finds the  Indexed Retirement Plan cumbersome and difficult to administer and has determined that it generally fails to provide the level of retirement benefit expected by Executives; and

 WHEREAS, the Bank desires to replace the Indexed Retirement Plan and the Split Dollar Agreements with a Supplemental Executive Retirement Plan for current Executives in order to modify the plan design into a “defined benefit” arrangement that provides greater certainty to Executive as to benefits available at retirement and to bring it into compliance with Section 409A of the Internal Revenue Code (“Code”) and the Treasury Regulations issued thereunder; and

WHEREAS, those Executives in the Split Dollar Agreements have agreed to termination of the Split Dollar Agreements and the modification of the Indexed Retirement Plan to a defined benefit-type retirement plan; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its Executives, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Supplemental Executive Retirement Plan which controls all issues relating to Supplemental Retirement Benefits as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and Executive agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1                                 “Accrued Benefit” means that portion of the Supplemental Retirement Benefit which is expensed and accrued under generally accepted accounting principles (GAAP).

1.2                                 “Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3                                 “Administrator” means the Bank and/or its Board.

1.4                                 “Bank” means CITIZENS TRUST BANK and any successor thereto.

1.5                                 “Beneficiary” means the person or persons (and their heirs) designated by an Executive as the Beneficiary to whom the deceased Executive’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Plan Administrator.  If no Beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the Beneficiary. If Executive’s Spouse is not living, then the Children of Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of Executive will be deemed the Beneficiary.

1.6                                 “Benefit Age” shall be age 65, unless another age is specified with respect to an Executive in the Executive’s Joinder Agreement.

1.7                                 “Benefit Eligibility Date” shall mean, with respect to the Supplemental Retirement Benefit, the later of (1) the date on which the Participant attains the Participant’s Benefit Age, or (ii) the date on which the Participant actually has a Separation from Service.  With respect to the Supplemental Early Retirement Benefit, the “Benefit Eligibility Date” shall be the date on which the Participant Separates from Service on or after age 62.  With respect to all other  payments, the Benefit Eligibility Date shall be the date of the occurrence of the event triggering distribution.  Subject to Section 3.7 of this Plan, payments shall commence within 90 days following the Benefit Eligibility Date.

1.8                                 “Board” shall mean the Board of Directors of the Bank, unless specifically noted otherwise.

1.9                                 “Cause” shall mean gross negligence or gross neglect or commission of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty, or willful violation of any law that results in any adverse effect on the Bank.

1.10                           A “Change in Control” of the Bank or the Company shall mean (1) a change in ownership of the Bank or the Company under paragraph (i) below, or (2) a change in effective control of the Bank or the Company under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (iii) below:

(i)                                     Change in the ownership of the Bank or the Company.  A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)                                  Change in the effective control of the Bank or the Company.  A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank or the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the Bank or the Company is another corporation.

(iii)                               Change in the ownership of a substantial portion of the Bank’s or the Company’s assets.  A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)                              For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

1.11                           “Children” means Executive’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.12                           “Code” means the Internal Revenue Code of 1986, as amended.

1.13                           “Disability Benefit” means the monthly benefit payable to Executive in accordance with Section 3.7 hereof following a determination that Executive is disabled.

1.14                           “Effective Date” of this Plan shall be July 1, 2008.  As of the Effective Date, this Plan supersedes and replaces, with respect to current Executives, the Indexed Retirement Plan.

1.15                           “Estate” means the estate of Executive.

1.16                           “Executive” means an officer who has been selected and approved by the Board to participate in the Plan.

1.17                           “Interest Factor,” unless specifically designated otherwise in this Subsection or in another place in this Plan, means monthly compounding or discounting, as applicable, at six percent (6%). For purposes of determining the present value of the amount necessary to contribute to a rabbi trust to fund Executive’s benefit in the event of a Change in Control, the Interest Factor shall mean 120% of the semiannual applicable federal rate (AFR) as determined under Code Section 1274(d).

1.18                           “Joinder Agreement” means the Supplemental Executive Retirement Plan Joinder Agreement between Executive and the Bank which sets forth the particulars of Executive’s Supplemental Retirement Benefit and/or other benefits to which Executive or Executive’s Beneficiary become entitled under the Plan.

1.19                           “Payout Period” means the time frame during which benefits payable hereunder shall be distributed. Payment of the Supplemental Retirement Benefit and Supplemental Early Retirement Benefit shall be made in monthly installments for 180 months commencing within ninety (90) days following the Benefit Eligibility Date.  For all other payments, the Payout Period shall generally be a one-time lump sum payment commencing within 90 days of the occurrence of the event which triggers distribution, unless another Payout Period is set forth in the Plan or in a Participant’s Joinder Agreement.

1.20                           “Plan Year” shall mean the calendar year.

1.21                           “Separation from Service” (or “Separate from Service”) means Executive’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract.  If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Association).  The determination of whether Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.22                           “Specified Employee”  means, in the event the Bank or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.

1.23                           “Spouse” means the individual to whom Executive is legally married at the time of Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Executive is legally married at the time of death if Executive and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder) or initiated divorce proceedings.

1.24                           “Supplemental Early Retirement Benefit” means, if provided in a Participant’s Joinder Agreement, a fixed amount set forth in such Joinder Agreement (before taking into account federal and state income and employment taxes).  The Supplemental Early Retirement Benefit shall be payable in monthly installments throughout the Payout Period.

1.25                           “Supplemental Retirement Benefit” means a fixed amount set forth in a Participant’s Joinder Agreement (before taking into account federal and state income and employment taxes).  The Supplemental Retirement Benefit shall be payable in monthly installments throughout the Payout Period.

1.26                           “Survivor’s Benefit” means the benefit payable to a Participant’s Beneficiary if the Participant dies prior to a Separation from Service.  The Survivor’s Benefit will be determined as set forth in the Participant’s Joinder Agreement in accordance with one of the following alternatives:

(a)          the Survivor’s Benefit shall be equal to the amount that would have been payable to the Executive if the Executive had lived until his or her Benefit Age and retired immediately prior to death and shall be paid in equal monthly installments over the Payout Period, or

(b)         the Survivor’s Benefit shall equal the Executive’s Accrued Benefit         determined at the date of the Executive’s death, payable in a lump sum within 90 days of the Executive’s death.

1.27                           Vested Percentage” means the percentage of a Participant’s Accrued Benefit available to pay a benefit to a Participant who has a Separation from Service (other than due to death) prior to Benefit Age.

1.28                           “Vesting Rate” means the rate set forth in certain Participants’ Joinder Agreements.  In the event of a Separation from Service prior to Benefit Age, the Vesting Rate shall be multiplied by the Participant’s Accrued Benefit to determine the Participant’s Vested Percentage of  the Accrued Benefit.

SECTION II

ESTABLISHMENT OF RABBI TRUST

The Bank intends to establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to  Executives and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Bank to contribute cash or other property to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. In the event of a Change in Control, the Bank shall transfer to the rabbi trust within thirty (30) days prior to such Change in Control, the present value (applying the Interest Factor) of an amount sufficient to fully fund the Supplemental Retirement Benefit for each Executive covered by this Plan.

SECTION III

BENEFITS

3.1                                 Retirement Benefit.

(a)          Supplemental Retirement Benefit.  If a Participant is in service with the Bank until reaching Benefit Age, the Participant shall be entitled to the Supplemental Retirement Benefit. Such benefit shall commence within ninety (90) days following the Participant’s Benefit Eligibility Date and shall be payable in equal monthly installments throughout the Payout Period.   In the event a Participant dies at any time after attaining his Benefit Age, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Participant’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)         Supplemental Early Retirement Benefit.  If a Participant has a voluntary or involuntary Separation from Service on or after age 62 but before Benefit Age, and the Participant’s Joinder Agreement so provides, the Participant will be entitled to a Supplemental Early Retirement Benefit commencing within ninety (90) days following the Benefit Eligibility Date, subject to the requirements for payments to Specified Employees, and payable in equal monthly installments throughout the Payout Period.  In the event a Participant dies at any time after attaining his Benefit Age, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Participant’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2                                 Survivor’s or Death Benefit.

(a)          If a Participant dies prior to Separation from Service but while employed at the Bank, the Participant’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence within ninety (90) days following the Participant’s date of death and shall be payable in the manner set forth in the Joinder Agreement.

(b)         If the Participant dies following Separation from Service, prior to the commencement of any benefit payments to which the Participant is entitled, the Participant’s Beneficiary shall be entitled to the payment of the benefit amount otherwise payable to the Participant under the applicable Sub-section of this Section III (which benefit shall be deemed the “Death Benefit”), commencing within ninety (90) days following the Participant’s date of death and payable in the form, i.e., lump sum or installment, that the benefit otherwise would have been paid to the Participant.

(c)          In addition to the above-described Survivor Benefit or Death Benefit, upon a Participant’s death, the Participant’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars. This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Participant. Such death benefit shall be payable within ninety (90) days following the Participant’s death. A Participant’s Beneficiary shall not be entitled to such benefit if the Participant is terminated for Cause prior to death.

3.3                               Voluntary or Involuntary Separation from Service Prior to Age 62.

(a)         Unless the Participant’s Joinder Agreement states otherwise, if a Participant has a voluntary or involuntary Separation from Service prior to the attainment of age 62, the Participant shall be entitled to the Vested Percentage of the Participant’s Accrued Benefit, determined as set forth herein.  The Vested Percentage of the Accrued Benefit, determined at the date of the Participant’s Separation from Service, shall be payable in a lump sum payment within ninety (90) days following Separation from Service, subject to the payment timing rules for Specified Employees set forth in Section 3.7.

(b)         If a Participant’s Joinder Agreement so provides, a Participant who has a voluntary Separation from Service prior to age 62 shall be entitled to the Participant’s Accrued Benefit, increased annually by the Interest Factor until the Participant’s Benefit Age.  When the Participant attains Benefit Age, the Accrued Benefit shall be annuitized (using the Interest Factor) and shall be payable over the Payout Period.

(c)          If a Participant’s Joinder Agreement so provides, a Participant who has an involuntary Separation from Service prior to age 62 shall be entitled to the full Supplemental Retirement Benefit.  The full Supplemental Retirement Benefit shall commence at Benefit Age and shall be payable over the Payout Period.

3.4                               Benefit Payable Following a Change in Control.

(a)               If a Change in Control occurs followed by a Participant’s Separation from Service, the Participant shall be entitled to the amount set forth in the Participant’s Joinder Agreement, payable in the form and at the time set forth therein.  Consistent with the requirements of Treasury Regulation Section 1.409A-3(c), if set forth in a Participant’s Joinder Agreement, a different time and form of benefit may be payable to a Participant if the Participant’s Separation from Service occurs within two years following a Change in Control than will be paid to the Participant if Separation from Service occurs more than two years following the Change in Control.  The benefit payable under this Section 3.4(a) shall be in lieu of any other benefit under this Plan, except the death benefit provided by Section 3.2(c).  In the event Participant dies prior to commencement or completion of the payments due and owing hereunder, the Bank shall pay to the Participant’s Beneficiary the amounts due to the Participant or a continuation of the payments for the Payout Period or the remainder of the Payout Period.

(b)               If required by the Participant’s Joinder Agreement, the benefit payable to the Participant under this Section 3.4, either as a stand-alone benefit or when aggregated with other payments to or for the benefit of the Participant that are contingent on a Change in Control would cause Participant to have an “excess parachute payment” under Code Section 280G, the Supplemental Benefit and/or such other payments shall be reduced to avoid this result.  In the event a reduction is necessary, the Participant shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment.  If the Participant does not make this determination within ten business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify the Participant promptly thereof.  In the event it is determined that permitting the Participant or the Bank to make the determination regarding the form or manner of reduction would violate Code Section 409A, such reduction shall be made pro rata among the benefits and/or payments.

(c)                Notwithstanding Section 3.4(b) of this Plan, if the Participant would have an excess parachute payment under Code Sections 280G and 4999 and the Participant’s Joinder Agreement requires, the Bank or the Company shall make an additional payment to or on behalf of the Participant (the “Gross Up Payment”) which shall be the minimum amount necessary to ensure that the net amount of the Supplemental Retirement Benefit received by the Participant (net of such excise tax and any federal, state and local income and employment taxes on the Bank’s payment to the Participant attributable to such excise tax) equals the net amount of the Supplemental Retirement Benefit the Participant would receive without giving effect to Code Sections 280G and 4999.  Payment of the Gross-Up Payment to the Participant shall be made as soon as reasonably practicable after the amount of such payment or payments is determined, but in no event later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the excise tax to the required taxing authority.

3.5                               Termination for Cause.  If a Participant is terminated for Cause, all benefits under this Plan shall be forfeited by the Participant and the Participant’s participation in this Plan shall become null and void.  Any purported termination for Cause by the Bank shall be communicated by a Notice of Termination for Cause to the Participant.  For purposes of this Plan, a “Notice of Termination for Cause” shall mean a written notice that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Participant’s termination for Cause.  If, within thirty (30) days after any Notice of Termination for Cause is given, the Participant notifies the Bank that a dispute exists concerning the termination for Cause, the parties shall promptly proceed to arbitration in accordance with Section 6.3 of the Plan.

3.6                               Disability Benefit.

(a)               Notwithstanding any other provision hereof, if a Participant terminates employment due to Disability prior to age 62, the Participant shall be entitled to receive the Disability Benefit hereunder.  Participant shall be deemed to be “Disabled” or to have a “Disability” in any case in which it is determined:

(i)                   by a duly licensed physician selected by the Bank, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than twelve (12) months;

(ii)          by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than twelve (12) months, that the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; or

(iii)       by the Social Security Administration, that the Participant is totally disabled.

(b)               The Disability Benefit generally shall be equivalent to either: (i) a Participant’s Accrued Benefit (which will be or become 100% vested) at the time of Disability, or (ii) the Vested Percentage of the Accrued Benefit, determined at the time of Disability, as set forth in the Joinder Agreement.  The Disability Benefit generally shall be payable in a lump sum within ninety (90) days following the date on which Participant has a Separation from Service due to Disability.  Notwithstanding the foregoing, if a Participant becomes Disabled after age 62, the Participant shall be entitled to the Supplemental Early Retirement Benefit under Section 3.1(b) or the Supplemental Retirement Benefit under Section 3.1(a), as applicable, upon Separation from Service.

(c)                Alternatively, if set forth in the Participants Joinder Agreement, a Participant who becomes Disabled shall be entitled to the Supplemental Retirement Benefit regardless of the Participant’s age at Disability, as provided in the Participant’s Joinder Agreement.

3.7                               Restriction on Timing of Payment. Notwithstanding any provision of this Plan or a Participant’s Joinder Agreement to the contrary, in the event a Participant is a Specified Employee and the distribution is due to Separation from Service (other than due to death or Disability), then, to the extent necessary to avoid penalties under Code Section 409A, any payment to which the Participant is entitled for the first six months following Participant’s Separation from Service with the Bank shall be withheld and shall be paid to the Participant on the first day of the seventh month following the Participant’s Separation from Service with the Bank.  Interest (at the rate of the Interest Factor) will accrue on any withheld payment and shall be paid at the time that the withheld payments are paid.  With respect to installment payments, all remaining payments shall be paid as originally scheduled.  Whether and the extent to which a Participant is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each calendar year and shall be applicable commencing on the following July 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

SECTION IV

BENEFICIARY DESIGNATION

A Participant shall make an initial designation of primary and secondary Beneficiaries upon execution of his or her Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

PARTICIPANT’S RIGHT TO ASSETS:

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall a Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of a Participant, any Beneficiary, or any other person claiming through a Participant under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Participant, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION VI

ACT PROVISIONS

6.1                               Named Fiduciary and Administrator.  The Bank shall be the Named Fiduciary and Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2                               Claims Procedure.  In the event that benefits under this Plan are not paid to the Participant (or to his or her Beneficiary in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30) days following receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance under this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration in accordance Section 6.3 hereof.

6.3                               Arbitration.  Any dispute or controversy arising under or in connection with Section 3.5, Section 6.2, or any other provision of the Plan shall be settled exclusively by arbitration, conducted before a panel or three arbitrators sitting in Atlanta, Georgia in accordance with the rules of the American Arbitration Association (“AAA”)  National Rules for the Resolution of Employment Disputes (“National Rules”), then in effect, Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

SECTION VII

MISCELLANEOUS

7.1                               No Effect on Employment Rights.  Nothing contained herein will confer upon an Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

7.2                               State Law.  The Plan is established under, and will be construed according to, the laws of the State of Georgia, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

7.3                               Severability and Interpretation of Provisions.  In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.  In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

7.4                               Incapacity of Recipient.  In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

7.5                               Unclaimed Benefit.  A Participant shall keep the Bank informed of his or her current address and the current address of his Beneficiaries. If the location of a Participant is not made known to the Bank, the Bank shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of five (5) years. Upon expiration of the five (5) year period, the Bank may discharge its obligation by payment to the Participant’s Beneficiary. If the location of the Participant’s Beneficiary is not known to the Bank, the Participant and his or her Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Participant and/or Beneficiary under this Plan.

7.6                               Limitations on Liability.   Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of the Bank shall be personally liable to an Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.7                               Gender.  Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

7.8                               Effect on Other Corporate Benefit Plans.  Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

7.9                               Suicide.  Notwithstanding anything to the contrary in this Plan, if a Participant’s death results from suicide, whether sane or insane, within twenty-six (26) months after the execution of his Joinder Agreement, the maximum benefit payable to the Participant’s Beneficiary will be the Participant’s Accrued Benefit at the time of his or her death.

7.10                        Inurement.  This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Participant, his successors, heirs, executors, administrators, and Beneficiaries.

7.11                        Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.12                        Headings.  Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

7.13                        12 U.S.C. § 1828(k).  Any payments made to a Participant or Beneficiary pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

7.14                        Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

SECTION VIII

AMENDMENT/TERMINATION

8.1                               Amendment to the Plan.  This Plan shall not be amended or modified at any time, in whole or part, without the mutual written consent of each affected Participant and the Bank, except to the extent necessary to comply with applicable laws.

8.2                               Termination of Plan.

(a)                                 Partial Termination.  The Board may partially terminate the Plan by freezing future accruals if, in its judgment, the tax or accounting effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank, provided, however, the Plan may not be terminated following a Change in Control unless the Executives consent.

(b)                                 Complete Termination.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to Executive his benefit as if Executive had terminated employment as of the effective date of the complete termination.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)                                     The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan (e.g., the Accrued Benefit) are included in Executive’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)                                  The Board may terminate the Plan by Board action occurring within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.  Following the termination of the Plan, the amount payable to each Participant shall be the amount to which Executive is entitled upon a Change in Control, as set forth in Participant’s Joinder Agreement.

(iii)                               The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or Company, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Executive covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

SECTION IX

EXECUTION

9.1                               This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

9.2                               This Plan may be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on this        day of July, 2008.

ATTEST:	CITIZENS TRUST BANK

/s/ Cynthia N. Day	By:	/s/ James E. Young
Secretary

	Title:	President and Chief Executive Officer

ATTEST:	CITIZENS BANCSHARES CORPORATION

/s/ Cynthia N. Day	By:	/s/ James E. Young
Secretary

	Title:	President and Chief Executive Officer